UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON D.C.  20549


                            FORM 8-K


                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                         June 12, 1996
        Date of Report (Date of earliest event reported)


             MID-AMERICA APARTMENT COMMUNITIES, INC.
       (Exact Name of Registrant as Specified in Charter)



    TENNESSEE                1-12762                     62-1543819
(State of Incorporation) (Commission File Number) (I.R.S. Employer
                                                   Identification Number)



                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
            (Address of principal executive offices)



                         (901) 682-6600
       Registrant's telephone number, including area code





               (Former name or address, if changed since last report)

Item 5.  OTHER EVENTS.
Following notification of the New York Stock Exchange, the following press releases were released to the press on June 6, 1996 and June 11, 1996.

- -----------------------------------------------------------------------------
Memphis, Tennessee, June 6, 1996. Mid-America Apartment Communities, Inc (NYSE:MAA) today announced the sale of two apartment communities totaling
484 units acquired last year through its merger with America First REIT, Inc. and previously identified as candidates for disposition.

The 384-unit Laguna Pointe Apartment Community in Mesa, Arizona sold June 4 for $7.6 million and assumption of bond indebtedness of $7.7 million. The Company had a gross investment in this property of $13.4 million.

The Company sold its 100-unit Park at 58 Apartment Community in Chattanooga, Tennessee in early May for $1.9 million, in which the Company had a gross investment of $1.8 million.

Eric Bolton, MAA's Chief Operating Officer said "These sales reinforce our commitment to our long term strategy of owning properties where our intense management focus can add value. The Mesa property is geographically outside our primary management area, and the Chattanooga property is positioned below our target market. We plan to replace these shortly with one or more properties which better fit our present operations."

MAA CFO Simon Wadsworth said "the sales will result in a total capital gain for book purposes of approximately $1.9 million. We anticipate that the tax gain from the Laguna transaction will be deferred through a like-kind exchange. Based on our current analysis, the replacement properties will be added at a similar NOI yield."

MAA is a self-advised, self-managed REIT which owns 18,410 apartment units (including 234 development units) in 12 states, primarily in the southeast.

For further information, please contact Louise Bagby at (901) 682-6668 ext. 105.

- ----------------------------------------------------------------------------
Memphis,  Tennessee,  June 11, 1996.  Mid-America Apartment Communities,
Inc. (NYSE:MAA) today announced  that  it  has entered   into  a  contract
to  purchase  three   apartment communities totaling 816 units for a total
of $32 million.

Two of the three properties are located in DeSoto County Mississippi, contiguous to Memphis, and the other is located in Jackson, Mississippi. The Company owns and manages 4,092 apartment units in Memphis and 1,589 apartment units in Jackson.

Savannah Creek in Southaven, MS has 204 apartment units and was built in 1989. It has an average monthly rent of $549, and is presently 100% occupied. Sutton Place in Horn Lake, MS has 252 apartment units and was built in 1991. It has an average monthly rent of $525, and is presently 100% occupied.

Crosswinds, located in Pearl, a suburb of Jackson, MS, has 360 apartment units, and was built in 1989. It has an average monthly rent of $570, and is presently 99% occupied.

Eric Bolton, MAA's Chief Operating Officer said "We are pleased to add these properties that fit well within our overall growth strategy. By continuing to concentrate our resources in areas where we can focus our management and generate operating efficiencies, we will deliver a superior service to our residents and thus attractive returns for our shareholders. At an average size of 1,150 sf, the apartments will be the largest in our portfolio and present us with a special marketing advantage."

MAA CFO Simon Wadsworth said "There are several items of due diligence that remain to be completed before the anticipated closing in late July. These properties can be used as part of the exchange to defer the tax gain from our recent sale of Laguna Pointe in Mesa, AZ, and if we are unable to conclude our final negotiations satisfactorily, we have several other attractive properties in mind. We anticipate that the properties will deliver a capitalization rate of 11% before replacement reserves and management expense."

The Company plans to use the cash proceeds from two previously announced recent sales, plus its line of credit, to fund the purchase of these properties.

Mid-America Apartment Communities is a self-advised, self-managed REIT which owns 18,410 apartment units (including 234 development units) in 12 states, primarily in the southeast.

For further information, please contact Louise Bagby at (901) 682-6668, ext. 105.

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:   June 12, 1996          Simon R.C. Wadsworth
                             ------------------------
                               SIMON R.C. WADSWORTH
                               (Executive Vice President and
                                Financial Accounting Officer)